EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO
(212) 935-8484

COURT DISMISSES PUTATIVE CLASS ACTION AGAINST
MEDIS TECHNOLOGIES AND ITS CEO; ORDERS CASE CLOSED

New York, NY, August 19, 2008 - Medis Technologies Ltd. (NASDAQ:MDTL) today announced that Hon. Paul A. Crotty, United States District Judge for the Southern District of New York, has granted defendants’ motion to dismiss a putative class action initiated against Medis and its CEO, among others.  The Court also ordered the case to be closed.

Medis had vigorously denied any allegations of wrongdoing, and is gratified by the federal court’s dismissal of the action.

About Medis Technologies Ltd.
Medis Technologies’ primary focus is on its fuel cell technology. Its business strategy is to sell its products to end users through branded OEM partnerships, retail outlets, service providers and to the military and other markets. Medis’ majority-owned and publicly traded subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis’ web site at www.medistechnologies.com.

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